Exhibit 23.1

JanOne, Inc.

Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-251645) and Form S-8 (No. 333-226775 and 333-254873) of JanOne, Inc. of our report dated April 17, 2023, relating to the consolidated financial statements of JanOne, Inc. as of December 31, 2022 which appear in this Form 10-K.

/s/ Frazier & Deeter, LLC

Tampa, Florida

April 17, 2023